Exhibit 99


Banknorth Group, Inc. to Present at KBW 2005 Regional Banking Conference


PORTLAND, Maine--February 25, 2005--Banknorth Group, Inc. (NYSE: BNK) announced today that William J. Ryan, Chairman, President, and Chief Executive Officer, will present at the KBW 2005 Regional Banking Conference at the The Langham Boston in Boston, MA from 9:50 a.m. - 10:30 a.m. on Wednesday, March 2, 2005.

A live webcast of the conference will be available at http://customer.talkpoint.com/KEEF001/030205a_cy/. The webcast is also accessible via the website, www.kbw.com. Shortly after the conference, a replay of the webcast will be available for a period of 30 days from the Investor Relations section of the Banknorth website at www.banknorth.com.

On February 18, 2005, Banknorth Group, Inc. shareholders approved the sale of 51% of Banknorth to The Toronto-Dominion Bank. It is anticipated that this transaction will be completed on or about March 1, 2005.

At December 31, 2004, Banknorth Group Inc., headquartered in Portland, Maine, had assets of $28.7 billion and provided financial services to more than 1.3 million households in the northeast. The Company's banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen
Bank); and Vermont (Banknorth Vermont). The Company and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The Company's website is at www.banknorth.com.

CONTACT:  Banknorth Group, Inc.
          Jeffrey Nathanson, (207) 761-8517